Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTMENT TECHNOLOGY GROUP
RELEASES

DECEMBER 2008 US TRADING
STATISTICS

NEW YORK, NY, January 9, 2009 – Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that December 2008 US trading volume was 4.1 billion shares and average daily volume (ADV) was 185 million shares. This compares to 4.5 billion shares and ADV of 236 million shares in November 2008 and 3.4 billion shares and ADV of 172 million shares in December 2007.

There were 22 trading days in December 2008, 19 trading days in November 2008 and 20 trading days in December 2007.

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG US Trading Activity

Total US Shares	# of Trade Days	Total US Volume	Average US Daily Volume

December:	22	4,063,346,736	184,697,579

Year-to-Date:	253	53,888,622,717	212,998,509

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade, order management, trade execution, and post-trade tools to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:

Alicia Curran

(212) 444-6130

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